Exhibit 5.1

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trade-mark Agents 1133 Melville Street Suite 3500, The Stack Vancouver, BC V6E 4E5 Canada Tel: 604-631-3300 Fax: 604-631-3309

November 19, 2024	Reference: 99166/1

Trilogy Metals Inc.
609 Granville Street, Suite 1150
Vancouver BC V7Y 1G5

RE:	Trilogy Metals Inc. – Registration Statement on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Trilogy Metals Inc., a company formed under the laws of the Province of British Columbia (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933, as amended (the “Act”).

The purpose of the Registration Statement is to register the offer and sale of up to 5,450,427 common shares of the Company (the “Shares”) issuable pursuant to the following:

(1)	the exercise of Options (“Options”) to be granted pursuant to the pursuant to the Trilogy Metals Inc. Equity Incentive Plan (the “Trilogy Incentive Plan”);

(2)	the redemption of share units (the “RSUs”) issued under the Trilogy Metals Inc. 2012 Restricted Share Unit Plan (the “RSU Plan”); and

(3)	the redemption of deferred share units (the “DSUs”) governed by the Trilogy Metals Inc. 2012 Non-Employee Directors Deferred Share Unit Plan (the “DSU Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Notice of Articles and Articles of the Company and resolutions of the directors of the Company and the shareholders of the Company with respect to the matters referred to herein. We have also examined such certificates of public officials, officers of the Company, corporate records and other documents as we have deemed necessary as a basis for the opinion expressed below. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as certified copies or facsimiles thereof.

Our opinions herein are limited to the laws of British Columbia and the federal laws of Canada applicable therein.

Based upon the foregoing, and provided that all necessary corporate action has been taken by the Company to authorize the issuance of the Options, RSUs and DSUs: (1) upon the due exercise of the Options granted pursuant to and in accordance with the Trilogy Incentive Plan; (2) upon the redemption of RSUs in accordance with their terms and the RSU Plan; and (3) upon the redemption of DSUs in accordance with their terms and the DSU Plan, the Shares underlying the Options, RSUs and DSUs will be validly issued as fully paid and non-assessable.

Consent is hereby given to the use of our name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

“Blake, Cassels & Graydon LLP”